Exhibit 5.1
SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502
February 13, 2024
The Cigna Group
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Ladies and Gentlemen:

We have acted as counsel to The Cigna Group, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-268633) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,000,000,000 aggregate principal amount of 5.000% Senior Notes due 2029 (the “2029 Notes”), $750,000,000 aggregate principal amount of 5.125% Senior Notes due 2031 (the “2031 Notes”), $1,250,000,000 aggregate principal amount of 5.250% Senior Notes due 2034 (the “2034 Notes”) and $1,500,000,000 aggregate principal amount of 5.600% Senior Notes due 2054 (together with the 2029 Notes, the 2031 Notes and the 2034 Notes, the “Notes”).

We have examined the Registration Statement; the Underwriting Agreement, dated February 5, 2024 (the “Underwriting Agreement”), among the Company and the several underwriters named therein, pursuant to which such underwriters have agreed to purchase the Notes issued by the Company; the Indenture, dated as of September 17, 2018 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 7 to the Base Indenture, dated as of February 13, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); and duplicates of the global notes representing the Notes.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.10 of the Base Indenture relating to the separability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the caption “Validity of the Notes” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP